Exhibit 99.1

Fuel Systems Solutions

FOR IMMEDIATE RELEASE

Fuel Systems Announces Exchange Ratio for Merger with Westport

Fuel Systems Stockholders Will Receive 2.4755 Common Shares of Westport per Fuel Systems

Common Share upon Completion of the Merger

Fuel Systems Board of Directors Recommends that Fuel Systems Stockholders Vote “FOR” the

Merger with Westport at the Special Meeting Scheduled for May 31, 2016

Special Meeting of Fuel Systems Stockholders Scheduled for May 31, 2016 to Vote on Merger with Westport

NEW YORK, May 25, 2016 — Fuel Systems Solutions, Inc. (“Fuel Systems”) (Nasdaq:FSYS) today announced that the final exchange ratio has been determined for its proposed business combination (the “Merger”) with Westport Innovations Inc. (“Westport”). Fuel Systems stockholders will receive 2.4755 Westport common shares for each share of Fuel Systems common stock owned upon completion of the Merger, assuming the Merger closes as anticipated on June 1, 2016.

The Fuel Systems’ board has reaffirmed its support in favor of the Merger with Westport. The Fuel Systems board recommends that Fuel Systems stockholders vote “FOR” the proposal to adopt the amended merger agreement, which is necessary to complete the merger, and “FOR” the other proposals described in the revised proxy statement/prospectus. Time is short. To ensure their vote is received, Fuel Systems stockholders may vote by mail, telephone or via the internet by following the instructions on the proxy card that was mailed to all stockholders eligible to vote at the meeting.

The merger will create a premier alternative fuel vehicle and engine company with an expanded product and technology portfolio.

Strategic highlights include:

•	Compelling Value for Fuel Systems Stockholders – Assuming the Merger closes on June 1, 2016, Fuel Systems stockholders will receive 2.4755 Westport common shares for each share of Fuel Systems common stock owned, allowing them to benefit from potential increased efficiencies created by the combination and upside potential of the combined company.

•	Increased Scale and Opportunity to Better Serve Customers – The combined company will have a broad global reach, complementary research and development capabilities, and increased scale and product diversity.

•	Complementary Product Mix and Customer Offering – The combined company will offer comprehensive solutions in light- and heavy-duty transportation applications and industrial-focused applications, serving the world’s largest and fastest growing markets. The combined asset base is comprised of state-of the-art facilities strategically located across five continents and a leading distribution network spanning 70 countries.

•	Broadened Original Equipment Manufacturer (OEM) Relationships – Both companies have built long-standing relationships with OEMs such as General Motors Company, Ford Motor Company, Nissan Motor Company, Kia Motors Corporation, Subaru of Fuji Heavy Industries, Mitsubishi Group, Volvo Car Group, Volkswagen, Fiat Chrysler Automobiles, Tata Motors, GAZ Group, PACCAR Inc., Weichai and Cummins.

•	A High-Value IP Portfolio – Both companies have a long history of technology innovation and engineering capabilities, which have garnered the interest and demand from global vehicle and engine OEMs. The combined company will have filed over 500 patents in CNG/LNG/LPG parts and systems worldwide. This combination of a strong intellectual property position, prolific development and commercialization efforts will help expand the product pipeline for the industry.

If the Merger is completed pursuant to the amended merger agreement, each share of common stock of Fuel Systems outstanding immediately prior to the effective time of the Merger will be cancelled and automatically converted into the right to receive a number of Westport common shares equal to the exchange ratio. The value of any fractional interests of Westport common shares to which a holder of Fuel Systems common stock would otherwise be entitled will be paid in cash as provided in the amended merger agreement.

Under the amended merger agreement, the exchange ratio was calculated based on the volume weighted average price of Westport common shares on the Nasdaq Stock Market, as reported by Bloomberg, for the ten consecutive trading days ended on and including May 24, 2016 (the trading day five business days prior to June 1, the anticipated closing date of the Merger).

Date and Time for Special Meeting

Fuel Systems’ special meeting of stockholders is scheduled to take place on May 31, 2016 at 12:00 p.m. Eastern Time. The meeting will be held at Day Pitney LLP, 7 Times Square, 20th Floor, New York, New York 10036.

Fuel Systems notes that Institutional Shareholder Services Inc. and Glass Lewis & Co., two leading independent proxy advisor firms, have recommended that Fuel Systems stockholders vote “FOR” the Merger.

To ensure votes are received, stockholders may vote by mail, online or by telephone by following the instructions on the proxy card. Stockholders who have questions or need assistance voting their shares can contact Laurel Hill Advisory Group, the firm assisting Fuel Systems in its solicitation of proxies in connection with the Westport transaction, at 516-933-3100 or 888-742-1305 (toll-free).

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq:FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature Fuel Systems’ advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the United States Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Additional Information and Where to Find It

Fuel Systems has filed a revised proxy statement/prospectus with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REVISED PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, IN THEIR ENTIRETY CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT WESTPORT, FUEL SYSTEMS, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders are able to obtain free copies of the revised proxy statement/prospectus and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the revised proxy statement/prospectus and other documents filed with the SEC by the parties by contacting Westport Investor Relations at 1-604-718-2046 or invest@westport.com (for documents filed with the SEC by Westport) or Fuel Systems Investor Relations advisors, LHA, at 1-415-433-3777 or fuel@lhai.com (for documents filed with the SEC by Fuel Systems).

Participants in the Solicitation

Westport, Fuel Systems and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Fuel Systems in respect of the proposed transactions contemplated by the revised proxy statement/prospectus. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of Fuel Systems in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the revised proxy statement/prospectus filed with the SEC. Information regarding Westport’s directors and executive officers is contained in Westport’s Annual Report on Form 40-F for the year ended December 31, 2015, and its Management Information Circular, dated March 11, 2015, which is filed with, in the case of the Annual Report on Form 40-F, and furnished to, in the case of the Management Information Circular, the SEC and can be obtained free of charge from the sources indicated above. Information regarding Fuel Systems’ directors and executive officers is contained in Fuel Systems’ Annual Report on Form 10-K for the year ended December 31, 2015 and its Proxy Statement on Schedule 14A, dated April 14, 2015, each of which are filed with the SEC and can be obtained free of charge from the sources indicated above.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Fuel Systems’ and Westport’s current views about future events. This filing contains forward-looking statements, including statements regarding the Merger, the timing for the anticipated closing of the Merger, the timing of the Fuel Systems’ stockholders meeting, and related matters. These statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties and are based on both the views of management and assumptions that may cause our actual results, levels of activity, performance or achievements and ability to complete the proposed Merger to be materially different from any future results, levels of activities, performance or achievements expressed in or implied by these forward looking statements. These risks and uncertainties include risks and assumptions related to our revenue growth, operating results, industry and products, the general economy, conditions of and access to the capital and debt markets, governmental policies, regulation and approvals, technology innovations, fluctuations in foreign exchange rates, operating expenses, the availability and price of natural gas, global government stimulus packages, the acceptance of and shift to natural gas vehicles, the relaxation or waiver of fuel emission standards, the inability of fleets to access capital or government funding to purchase natural gas vehicles, the development of competing technologies, our ability to adequately develop and deploy our technology, the actions and determinations of our joint venture and development partners, as well as other risk factors and assumptions that may affect our actual results, performance or achievements or financial position discussed in Westport’s Annual Report on Form 40-F for the year ended December 31, 2015 and Fuel Systems’ Annual Report on Form 10-K for the year ended December 31, 2015, and other filings made by the companies with securities regulators. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they were made. We disclaim any obligation to publicly update or revise such statements to reflect any change in their expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in these forward looking statements. The contents of any website, RSS feed or twitter account referenced in this press release are not incorporated by reference herein.

For more information, please contact:

Inquiries:

Fuel Systems Solutions

Pietro Bersani, Chief Financial Officer

(646) 502-7170

Investors:

Laurel Hill Advisory Group

516-933-3100 or 888-742-1305 (toll-free)

Media:

Tim Lynch / Nick Leasure

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449